Exhibit 10.11

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Section 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of December 12, 2013 (the “Effective Date”), is entered into between Cabaret Biotech Ltd. (“Cabaret”), a company incorporated in Israel with an address at 14 Marva St., Rehovot 7630950, Israel, Dr. Zelig Eshhar (“Dr. Eshhar”), an individual, and KITE PHARMA, INC. (“Kite”), a Delaware corporation, with an address at 10924 Le Conte Avenue, Los Angeles, California 90024, USA.

WHEREAS, Dr. Eshhar has assigned to Cabaret all of his rights, title and interest in and to the Licensed IP Rights and In Licenses and Cabaret solely owns or exclusively controls the Licensed IP Rights (all as defined below).

WHEREAS, Kite desires to obtain an exclusive license under Cabaret’s rights in the Licensed IP Rights in the Field on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.              DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1        “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls; at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2        “Commencement” shall mean with respect to a clinical trial of a Licensed Product, the first administration to a patient of such Licensed Product in such clinical trial.

1.3        “Commercially Reasonable Efforts” shall mean the efforts, expertise and resources normally used by a Party to develop, use, Manufacture and commercialize a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, difficulty in developing the product, competitiveness of the marketplace for the product, the proprietary position of the product, the regulatory structure involved, the availability and level of reimbursement for such treatment by Third Party payors or health insurance plans, the potential total profitability of the applicable product(s) marketed or to be marketed and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is commercialized.

1.4        “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Licensed Product intended for use in the Field or the establishment (including the FDA and the EMEA), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.5        “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

1.6        “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.7        “Field” shall mean, collectively, (a) all oncology applications and (b) all other applications, as mutually agreed in writing by the parties and attached as an amendment to this Agreement.

1.8        “First Commercial Sale” shall mean, with respect to any Licensed Product in a country, the first commercial sale of such Licensed Product in such country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country. Sales for clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.9        “Generic Product” shall mean, with respect to a Licensed Product, any competing product for the same Indication within the Field based on […***…] as such Licensed Product and is approved for sale to the general public by a Competent Authority in the applicable territory as (a) a generic product (i.e., a product that contains the same active pharmaceutical ingredient as and is bioequivalent to the originator (comparator) Licensed Product), (b) a biosimilar (i.e., a biotherapeutic product that is similar in terms of quality, safety and efficacy to an already licensed reference biotherapeutic Licensed Product), or (c) the counterpart thereof, if not defined specifically as either a generic product or a biosimilar in the applicable territory as determined by the Competent Authority; and with respect to each of (a), (b) or (c) which could not have been sold absent a license obtained directly or indirectly from Kite if patent or other exclusivity rights covering the Licensed Product would have been in full force and effect. A product shall not be considered as a Generic Product if Kite or any of its Affiliates or sublicensees, directly or indirectly, offers for sale, sells or otherwise commercializes such product.

1.10      “Indication” shall mean a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition. For the avoidance of

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doubt, all clinical variants of a single disease or condition, whether classified by sub-indication, sub-type, stage, severity or patient population, shall be the same Indication for purposes of this Agreement.

1.11      “In-Licenses” shall mean all agreements (as modified, amended or restated as of the Effective Date), pursuant to which Cabaret derives any right, title or interest in or to the Licensed IP Rights.

1.12      “IND” shall mean an Investigational New Drug application, or similar application to commence human clinical testing of a Licensed Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.13      “IMPD” shall mean an Investigational Medicinal Product Dossier, or similar application to commence human clinical testing of a Licensed Product for use in the Field submitted to the EMEA, or its equivalent.

1.14      “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.15      “Licensed Know-How Rights” shall mean all trade secret and other non-public know-how rights in and to all confidential and proprietary data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) in which Cabaret heretofore has an ownership or (sub)licensable interest and which may be reasonably required to exploit the subject matter claimed or described in the Licensed Patent Rights in the Field.

1.16      “Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Exhibit A, (b) all divisions, continuations, and continuations-in-part (but only to the extent of claims in such continuations-in-part that are supported in the specification of the parent application), that claim priority to, or common priority with, the patent applications described in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility models, design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.17      “Licensed Product” shall mean any product or service, procedure, or process, for use in the Field that if Manufactured, made, used, performed, commercialized, offered for sale or sold absent the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Licensed Know-How Rights.

1.18      “Manufacturing” or “Manufacture” shall mean any activities associated with the production, manufacture, supply, processing, filling, packaging or labeling of a product or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, development and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing, and release.

1.19      “Major European Country” shall mean France, Germany, Italy, Spain, the Netherlands, Belgium, Sweden, Switzerland or the United Kingdom.

1.20      “NDA” shall mean a New Drug Application, Biologics License Application or similar application for marketing approval of a Licensed Product for use in the Field submitted to the FDA, or its European equivalent.

1.21      “Net Sales” shall mean, with respect to any Licensed Product, the gross sales price of such Licensed Product invoiced by Kite, its Affiliates, sublicensees or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Licensed Product) in bona fide arms -length transactions, less, […***…] such Licensed Product. If any sales of Licensed Products are made in transactions that are not at arm’s length, the gross amount for such Licensed Products to be included in the calculation of Net Sales […***…]. Net Sales shall be determined from the books and records of Kite or its Affiliates or Sublicensees, maintained in accordance with U.S. generally accepted accounting principles, consistently applied, or in the case of Sublicensees, such similar accounting principles, consistently applied.

1.22      “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.23      “Phase II Clinical Trial” shall mean the second phase of a human clinical trial that is intended to initially evaluate the effectiveness of a Licensed Product for a particular Indication or Indications in patients with the disease or Indication under study and satisfy the requirements of 21 CFR 312.21(b) in the United States, or its European equivalent.

1.24      “Phase III Clinical Trial” shall mean the third phase of a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c) in the United States, or its European equivalent.

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1.25      “Royalty Term” shall mean, with respect to each Licensed Product in each country, the longer of (a) the term for which the last to expire Valid Claimremains in effect and would be infringed but for the license granted by this Agreement, by the development, Manufacture, use, offer for sale, sale or import of such Licensed Product in such country, and (b) […***…], after the First Commercial Sale of such Licensed Product in such country.

1.26      “Sublicense” shall mean any right granted, sublicense conferred or agreement entered into, between Kite and a Third Party permitting any use of the Licensed IP Rights, directly or indirectly, to make, or have made, develop, offer for sale, sell or otherwise commercialize any Licensed Product; provided, however, that a Sublicense shall exclude a bona fide agreement for the evaluation, testing, research, development on behalf of Kite or its Affiliates, or manufacturing on behalf of Kite or its Affiliates, or a distributor or reseller agreement, all pursuant to which no Sublicense Revenues are paid to Kite.

1.27      “Sublicense Revenues” shall mean, with respect to a Sublicense, the aggregate cash (or cash equivalent) or stock or securities (or their equivalent) consideration received by Kite or its Affiliates to the extent in consideration for such Sublicense, including consideration for an option to obtain such Sublicense. Such consideration shall include without limitation any upfront, license initiation or signing fees, license maintenance fees, milestone payments, unearned portion of any minimum annual royalty payment or equity. Sublicense Revenues shall exclude […***…].

1.28      “Successful Completion” means, with respect to a specified human clinical trial, the achievement (as determined by the sponsor of such trial) of the primary clinical endpoint identified in the protocol for such trial, the outcome of which is not to recommend any additional study, or impose any other requirement or activity that would materially and/or negatively impact the proposed development plan.

1.29      “Third Party” shall mean any Person other than Dr. Eshhar, Cabaret, Kite and their respective Affiliates.

1.30      “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

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2.              REPRESENTATIONS AND WARRANTIES

2.1            Kite Representations and Warranties.  Kite (on behalf of itself and its Affiliates) hereby represents and warrants to Cabaret as follows:

2.1.1     Kite (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Kite, and constitutes a legal, valid, binding obligation, enforceable against Kite in accordance with its terms.

2.1.2     All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Kite in connection with this Agreement have been obtained.

2.1.3     The execution and delivery of this Agreement and the performance of Kite’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation thereof.

2.1.4     During the term of this Agreement, it shall carry out the Manufacturing, testing, development, promotion and marketing of the Licensed Products and its other obligations and activities hereunder in accordance with (i) the terms of this Agreement, (ii) accepted industry practices and (iii) applicable legal requirements.

2.2            Cabaret’s Representations and Warranties.  Cabaret hereby represents and warrants to Kite as follows:

2.2.1     Cabaret (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by Cabaret, and constitutes a legal, valid, binding obligation, enforceable against Cabaret in accordance with its terms.

2.2.2     All necessary consents, approvals and authorizations of all persons or entities (including without limitation inventors) required to be obtained by Cabaret in connection with this Agreement have been obtained.

2.2.3     The execution and delivery of this Agreement and the performance of Cabaret’s obligations hereunder (a) to Cabaret’s knowledge do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation thereof.

2.2.4     Cabaret (a) solely owns or exclusively controls the Licensed IP Rights (other than as set forth herein, noting particularly Section 3.2 and 3.4 below), and except as Cabaret has expressly informed Kite in writing prior to the date of this Agreement, has not granted to any Third Party any license or other interest in the Licensed IP Rights in the Field, and (b) has obtained from all persons or entities (including without limitation the National Institutes of Health (“NIH”), The Regents of the University of California (“The Regents”), Yeda Research and Development Company Ltd., the Weizmann Institute of Science, BioSante Pharmaceuticals, Inc. (“BioSante”), Cell Genesys, Inc. and their respective Affiliates and employees – all referred to herein as “Licensors”) all right, title and interest in and to (or the exclusive control of) the Licensed IP Rights. For the avoidance of doubt, nothing in this Agreement shall confer any warranties on part of the Regents. For the further avoidance of doubt, Kite acknowledges that US 8,211,422 is currently unenforceable and may remain unenforceable during the life of that patent and that any patent issuing on […***…] may be expired before it issues.

2.2.5     Cabaret has provided Kite with complete and correct copies of all In-Licenses, and as of the date of this Agreement there have been no modifications, amendments or restatements other than as provided to Kite prior to the Effective Date. The In-Licenses are in full force and effect in accordance with their terms. After giving effect to this Agreement, there exist no breaches or defaults by Cabaret, and Cabaret has no knowledge of any breaches or defaults by any other party to any In-License, or other events, which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify any In-License. Cabaret has not transferred or granted, and Cabaret shall not transfer or grant, to any Third Party any license or other interest in the In-Licenses.

2.3            Dr. Eshhar’s Representations and Warranties.  Dr. Eshhar hereby represents and warrants to Kite as follows:

2.3.1     Dr. Eshhar has the capacity and the legal right to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Dr. Eshhar, and constitutes a legal, valid, binding obligation, enforceable against Dr. Eshhar in accordance with its terms.

2.3.2     All necessary consents, approvals and authorizations of all persons or entities (including without limitation inventors) required to be obtained by Dr. Eshhar in connection with this Agreement have been obtained.

2.3.3     The execution and delivery of this Agreement and the performance of Dr. Eshhar’s obligations hereunder (a) to Dr. Eshhar’s knowledge do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation thereof

2.3.4     Dr. Eshhar has duly and validly assigned and transferred to Cabaret all of his rights, title and interest in and to the Licensed IP Rights and In Licenses and Cabaret solely owns or exclusively controls the Licensed IP Rights (other than as set forth herein, noting particularly Section 3.2 and 3.4 below).

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3.              LICENSE GRANT

3.1        Licensed IP Rights.  Subject to Section 3.2 below, Cabaret hereby grants to Kite an exclusive (other than as set forth in Section 3.2 and 3.4 below) worldwide royalty bearing license (with the right to grant sublicenses through multiple tiers as set forth hereunder) under the Licensed IP Rights to research, have researched, develop , have developed, make, have made, use, offer for sale, sell, import, export, commercialize and otherwise exploit Licensed Products for use in the Field. Subject to the conditions set forth in Section 3.9 the foregoing license includes the right to grant sublicenses under the Licensed IP Rights, provided that, with respect to sublicenses granted under, Kite shall (a) grant such sublicenses only for consideration and at arm’s-length transactions, and (b) grant such sublicenses only pursuant to written agreements that contain such terms and conditions as may be required for Kite to comply with this Agreement.

3.2        License Restrictions.  The license granted in Section 3.1 above is and shall remain at all times subject to the following restrictions (and Kite shall ensure that any of its Sublicensee’s shall be subject such restrictions): (i) Dr. Eshhar, the Regents and the Government of the United States (the “Government”) reserve the right to use the Patents Rights and associated technology licensed under the Inter-Institutional Agreement last executed on June 22, 2012 (“UCSF IIA”), between Dr. Eshhar, BioSante and The Regents, and disclosed to Kite under Section 2.2.5 above, and the Inter-institutional Agreement dated 19.11.2013 (“NIH Agreement”), for educational and research purposes; (ii) nothing in this Agreement shall confer by estoppel, implication or otherwise, any license or rights under any patents of the Regents other than those patents rights detailed in the USCF IIA, regardless of whether such patents are dominant or subordinate to the Patents Rights defined in the UCSF IIA; (iii) Kite shall not use the name or trademark or logo of the University of California or any campus thereof; in each case to the extent required by the UCSF HA; (iv) the license is subject to the provisions of 37 C.F.R. Part 401 and the rights retained by the Government under the NIH Agreement; and (v) until the last to expire of U.S. Patent 8,211,422 issued July 3, 2012 from Patent Application 08/547,263 filed October 24, 1995 entitled “Chimeric Receptor Genes and Cells Transformed Therewith” and US Patent Application 13/281,560 filed October 26, 2011 entitled “Chimeric Receptor Genes and Cells Transformed Therewith” (hereinafter referred to as the “NIH Patent Estate”) any products embodying the Licensed Patent Rights, or produced through use of the Licensed Patent Rights, shall be manufactured substantially in the United States unless a waiver is granted by the NIH; provided that NIH may waive this requirement upon Kite’s written request which shall not be unreasonably denied; (vi) until the last to expire of the NIH Patent Estate, the Government shall have the irrevocable, royalty-free, paid-up right to practice and have practiced the NIH Patent Estate and Eshhar patents 5,906,936 and 7,741,465, throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory; (vii) until the last to expire of the NIH Patent Estate, the NIH reserves the right to require Cabaret, or its licensees, to grant sublicenses to the patent rights to responsible applicants, on terms that are reasonable under the circumstances when necessary to fulfill health or safety needs or when necessary to meet requirements for public use specified by Federal regulations; and (viii) until the last to expire of the NTH Patent Estate, in addition to the reserved right of Section 3.2(vi), the NIH reserves the right to require Cabaret to grant research licenses to the patent rights on reasonable terms and conditions, for the purpose of encouraging basic research, whether conducted at an academic or corporate facility.

3.3        Notice to NIH.  Until the last to expire of any patent of the NIH Patent Estate, Kite shall supply to the following mailing address with inert samples of the licensed products or licensed process as covered by the NTH Patent Estate (as defined above), or their packaging for educational and display purposes only.

Chief, Monitoring & Enforcement Branch

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A

E-mail:LicenseNotices_Reportsmail.nih.gov

3.4        No implied licenses are set forth herein.  Except for those licenses expressly granted hereunder in the Field, Cabaret does not grant to Kite any other licenses, either within or without the Field. Kite specifically understands and agrees that except as explicitly set forth herein, Cabaret reserves all rights under the Licensed IP Rights to make, have made, use, sell, offer for sale, import, export, distribute and otherwise exploit products incorporating the Licensed IP Rights outside the Field. Without derogating from the generality in Section 3.2 above, Dr. Eshhar and Cabaret reserve the right to use all Licensed IP Rights licensed hereunder for educational and noncommercial research purposes in any and all fields.

3.5        In-Licenses.  Cabaret shall timely pay in full all amounts required to be paid by Cabaret, and timely perform in full all obligations required to be performed by Cabaret, under all In-Licenses. Cabaret promptly shall provide Kite with copies of all notices and other deliveries received under the In-Licenses. Without the prior express written consent of Kite, Cabaret shall not (and shall take no action or make no omission to) modify or waive any provision of any In-License that could impair the value of the licenses to Kite herein, or to terminate or have terminated any In-License. If any In-License is terminated for any reason, Cabaret shall make all reasonable efforts to ensure that the Licensor thereunder shall grant a direct license under the Licensed IP Rights thereunder to Kite containing terms and conditions no less favorable to Kite than the terms (including the payment terms) of such In-License, and Kite shall have the right to offset all payments thereunder against any amounts owing to Cabaret hereunder.

3.6        Availability of the Licensed IP Rights.  Cabaret shall provide Kite with a copy of all information available to Cabaret relating to the Licensed IP Rights or Licensed Products.

3.7            Technical Assistance.  Cabaret and Dr. Eshhar shall provide such technical assistance to Kite as Kite reasonably requests regarding the Licensed IP Rights. Kite shall pay to Cabaret and Dr. Eshhar their documented reasonable out-of-pocket costs of providing such technical assistance.

3.8            Right of First Offer.  In the event that Cabaret proposes to enter into an agreement with any Third Party for the grant to any Third Party of any license, immunity, right or interest of any type whatsoever in or under the Licensed Patent Rights outside the Field, Cabaret shall as soon as practicable notify Kite of such intention (the “Company Notice”), and Kite shall have the right, to be exercised by notice to Cabaret to express its interest to negotiate with Cabaret regarding receipt of such license within a period of […***…] after the date of the Company Notice (such period, the “Negotiation Period”). During the Negotiation Period, Kite will notify Cabaret within […***…] of its interest to negotiate with Cabaret, and in such event Cabaret shall negotiate in good faith with Kite regarding receipt of such license. To the extent that Kite notified Cabaret of its interest to negotiate with Cabaret, as set forth above, prior to the expiration of the Negotiation Period, Cabaret shall not enter into any definitive binding agreement of any kind with a Third Party in relation to such license (other than relating to access to information).

3.9            Sublicenses.  Kite shall be entitled to grant Sublicenses, provided, however, that all Sublicenses shall be subject to the following conditions:

3.9.1     Kite shall execute a written sublicense with each Sublicensee, which mirrors the restrictive terms hereof and shall provide Cabaret with a copy of each such written sublicense within […***…] of execution (and all amendments and modifications thereto within […***…] of execution). Kite shall report pursuant to the terms of this Agreement Net Sales of the Licensed Product by all Sublicensees and

3.9.2     Kite shall use reasonable efforts to add to the Sublicense agreement a clause stating that, in case of a default of payment due by Kite of royalties owing on Net Sales by a Sublicensee, which is not cured within […***…] after notice in accordance with this Agreement, then upon the written request of Cabaret, such Sublicensee will make future royalty payments and furnish the reports and documents that are required to be paid or furnished by Kite pursuant to this Agreement with respect to Net Sales by such Sublicensee directly to Cabaret.

3.9.3     Kite shall, and by this Agreement herewith does, agree to cause its Sublicensees to assume and agree to perform all of the relevant covenants and obligations of Kite to Cabaret contained in this Agreement as fully and to the same extent as if its Sublicensees were Kite hereunder and guarantees Cabaret that its Sublicensees shall abide by each and every applicable provision of this Agreement.

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4.              FINANCIAL CONSIDERATIONS

4.1            License Fees.  On or before the Effective Date, Kite shall pay to Cabaret a one-time upfront license fee of twenty-five thousand United States dollars (US$25,000). On or before each anniversary of the Effective Date until First Commercial Sale of the first Licensed Product, Kite shall pay to Cabaret an annual license fee of […***…] dollars (US$[…***…]).

4.2            Sponsored Research Agreement.  Kite, The Medical Research, Infrastructure, and Health Services Fund of the Tel Aviv Medical Center shall execute a mutually acceptable sponsored research agreement, pursuant to which such institution shall conduct research, according to a mutually agreed research workplan, to be funded by Kite according to a mutually agreed budget of at least US$60,000 per year, according to a mutually agreed funding schedule for a period of not less than three (3) years on the terms and conditions thereof.

4.3            Royalties.

4.3.1     Royalty Rate.  During the applicable Royalty Term for a Licensed Product, subject to the terms and conditions of this Agreement, Kite shall pay to Cabaret royalties, with respect to each Licensed Product, equal to […***…] percent ([…***…]%) of Net Sales of such Licensed Product by Kite, its sublicensees and their respective Affiliates; provided, however, if the Licensed Product is made, used, or sold in such country where such Licensed Product would not infringe a Valid Claim, then the applicable royalty rate for such Licensed Product in such country shall be reduced to […***…] percent ([…***…]%) of Net Sales of such Licensed Product. Only one royalty shall be owing for a Licensed Product regardless of how many Valid Claims cover such Licensed Product.

4.3.2     Third Party Royalties.  If Kite, its Affiliate or Sublicensee is required to pay royalties in consideration for a license to such Third Party IP to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Licensed Product, then Kite shall have the right to credit […***…] percent ([…***…]%) of such Third Party IP royalty payments against the royalties owing to Cabaret under Section 4.3.1 with respect to sales of such Licensed Product in such country; provided, however, that Kite shall not reduce the amount of the royalties paid to Cabaret under Section 4.3.1 by reason of this Section 4.3.2, with respect to sales of such Licensed Product in such country, to less than […***…] percent ([…***…]%) of Net Sales of such Licensed Product in such country.

4.3.3                       Generic Product.  On a country-by-country and Licensed Product-by-Licensed Product basis, if at any time during the applicable Royalty Term, one or more Generic Products are commercially launched by a Third Party (other than a Third Party sublicensee) in a country, then the applicable royalty rate for such Licensed Product in such country shall be reduced to […***…] percent ([…***…]%) of Net Sales of such Licensed Product beginning from the launch of such Generic Product and continuing so long as such Generic Product is being sold in such country. Notwithstanding anything to

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the contrary set forth in this Agreement, to the extent that Kite has entered into a Sublicense Agreement pursuant to which Kite is not entitled to receive royalties in a country in which a Generic Product has been commercially launched, Kite shall have no obligation to pay, and Cabaret shall have no right to receive, royalties with respect to sales of Licensed Product in such country.

4.3.4     Combination Products.  If a Licensed Product either (a) is sold together with another active ingredient product or device product which is not covered by a Valid Claim for a single price, or (b) consists of components that are covered by a Valid Claim and an active ingredient or device component that is not covered by a Valid Claim, then (except in the case where (i) the other active ingredient or device product or component which is not covered by Valid Claim also is not covered by any other valid patent claim, and (ii) a sublicensee pays to Kite a royalty which is not subject to an adjustment for such other active ingredient or device product or component) for purposes of the royalty payments under Section 4.3 for Net Sales of such Licensed Products, such Net Sales, prior to the royalty calculation set forth in Section 4.3, first shall be multiplied by the fraction A/(A+B), where A is […***…], and B is […***…]. If the parties cannot reach an agreement as to the Value of each of the products or components then a Third Party arbitrator who is an industry expert shall be appointed to provide such determination which shall be binding on the parties. The parties shall equally share all costs associated which such determination. Until such determination is made Kite shall make payment under Section 4.3 to Cabaret in accordance with its own determination and if following the Third Party arbitrator’s decision an increase in payments is required Kite shall make such adjustment payments retroactively.

4.4            Milestones.  Within […***…] following the first achievement of each of the following milestones with respect to each Licensed Product, Kite shall provide Cabaret with written notice thereof, and shall pay to Cabaret the corresponding one-time non-refundable milestone payment (all such amounts non-creditable against royalties payable under Section 4.3):

Fee	Event

US$100,000	Acceptance of the first IND for such Licensed Product

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

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[…***…]	Receipt of the required marketing approval from the applicable governing health authority to market such Licensed Product in the first Major European Country

For purposes of this Section 4.4, a Licensed Product shall be a different Licensed Product (and thus bearing an additional set of milestone payments) than another Licensed Product if such Licensed Product (a) either is for a different Indication or contains a different CAR, and (b) requires a separate regulatory approval by a Competent Authority. For purpose of clarity, a different Licensed Product could be a different product for the same Indication or a similar product (same CAR) for a different Indication.

Notwithstanding the foregoing, the foregoing milestone payments shall apply with respect to the first […***…] Licensed Products. Following the first […***…] Licensed Products for each additional Licensed Products to achieve each milestone event, Kite shall pay Cabaret reduced milestone payments equal to […***…] percent ([…***…]%) of the milestone payments set forth above.

4.5            Sublicense Fees.  Subject to the terms and conditions of this Agreement, with respect to each Sublicense with respect to a Licensed Product, Kite shall pay to Cabaret sublicense fees equal to the applicable percentage set forth below of the Sublicense Revenue therefrom (based on the effective date of such Sublicense) (“Sublicense Fees”):

Percentage	Effective Date of Such Sublicense

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

Notwithstanding the foregoing, with respect to any Sublicense Fees paid to Cabaret on account of Sublicense Revenues received by Kite from a Sublicensee in connection with the achievement of any technical, development, regulatory through commercial launch milestone event for a Licensed Product, Kite shall deduct from such Sublicense Fees the milestone payments made by Kite to Cabaret pursuant to Section 4.5 above with respect to the same Licensed Product.

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4.6            Reimbursement of Past Patent Costs.  Upon execution of this Agreement Kite shall reimburse Dr. Eshhar an amount equal to US$350,000 representing the documented out-of-pocket costs incurred by Dr. Eshhar, or for which Dr. Eshhar otherwise is legally obligated, to prepare, file, prosecute and maintain the Licensed Patent Rights prior to the Effective Date.

5.              ROYALTY REPORTS AND ACCOUNTING

5.1            Royalty Reports.  Within […***…] after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Licensed Product or the receipt by Kite or its Affiliates of Sublicense Revenues, Kite shall furnish to Cabaret a quarterly written report showing in reasonably specific detail (a) the calculation of all royalties owing under Sections 4.3 and 4.5; (b) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (c) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Licensed Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Kite’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2            Audits.

5.2.1     During the Term of this Agreement and for […***…] thereafter, upon the written request of Cabaret and not more than once in each calendar year, Kite shall permit an independent certified public accounting firm of nationally recognized standing selected by Cabaret and reasonably acceptable to Kite, at Cabaret’s expense, to have access during normal business hours to such of the financial records of Kite and its Affiliates as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the […***…] immediately prior to the date of such request (other than records for which Cabaret has already conducted an audit under this Section 5.2.

5.2.2     If such accounting firm concludes that additional amounts were owed during the audited period, Kite shall pay such additional amounts within […***…] after the date Cabaret delivers to Kite such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Cabaret; provided, however, if the audit discloses that the royalties payable by Kite for such period are more than […***…] percent ([…***…]%) of the royalties actually paid for such period, then Kite shall pay the reasonable fees and expenses charged by such accounting firm.

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5.2.3     Cabaret shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence. The accounting firm shall disclose to Cabaret only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Cabaret shall treat all such financial information as Kite’s Confidential Information.

5.3            Records.  Kite shall, and shall cause its Affiliates to, keep and maintain for […***…] after payment of payment pursuant to Sections 4.3 and 4.5 complete and accurate books and records in sufficient detail so that all payments payable hereunder can be properly verified.

6.              PAYMENTS

6.1            Payment Terms.  Royalties shown to have accrued by each royalty report provided for under Section 5.1 shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. All payments made by pursuant to this Agreement shall be made in immediately available funds by wire transfer to such bank and account of Cabaret or Dr. Eshhar (as applicable) as may be designated in writing from time to time by Cabaret. Interest shall be due on all payments not paid when due. Interest shall be payable at a rate per annum equal to the prime rate of interest, as published in The Wall Street Journal, plus […***…] percent ([…***…]%) or, if lower, the maximum amount required by law.

6.2            Withholding Taxes.  Kite shall be entitled to deduct the amount of any withholding taxes with respect to such amounts, other than United States taxes, payable by Kite, its Affiliates or their respective sublicensees, or any taxes required to be withheld by Kite, its Affiliates or their respective sublicensees, to the extent Kite, its Affiliates or their respective sublicensees pay to the appropriate governmental authority on behalf of Cabaret such taxes, levies or charges. Kite shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Cabaret by Kite, its Affiliates or their respective sublicensees. Kite promptly shall deliver to Cabaret proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. To the extent that the Parties determine that the tax laws of any jurisdiction other than the United States may impose an obligation on Kite to withhold from any payment made by Kite hereunder an amount for taxes attributable to the sale or use by Kite of the Licensed Products in such jurisdiction, then the Parties shall reasonably cooperate in good faith and shall take such reasonable and lawful actions, as may be necessary or desirable to minimize the amount of any such withholding taxes in such jurisdiction.

7.              RESEARCH, DEVELOPMENT AND MARKETING OBLIGATIONS

7.1            Research and Development Efforts.  Kite shall use its Commercially Reasonable Efforts to conduct such research, development and preclinical and human clinical trials as are necessary to obtain regulatory approval to manufacture and market Licensed Products, and shall use good faith efforts to obtain regulatory approval to market, and following approval to commence marketing and market each

***Confidential Treatment Requested

such Licensed Product in such countries as Kite determines are commercially feasible. Kite, shall be responsible, at its sole cost and expense, for the development of Licensed Products in the Field. Kite, shall be responsible for: clinical trials with respect to the Licensed Products and filing required regulatory submissions and dealings with Regulatory Authorities with respect to Licensed Products. Kite shall also be responsible for reporting to the appropriate regulatory authorities adverse events related to Licensed Products as required by applicable law. Kite, shall also be responsible for communications with the FDA regarding such filings and Licensed Products; provided that Cabaret shall be consulted regarding any discussions or meetings with the FDA regarding Licensed Products, and following each meeting between the FDA and Kite regarding a Licensed Product, Kite shall provide Cabaret with a written summary of such meeting. Kite undertakes to use its Commercially Reasonable Efforts to ensure that the Licensed Products marketed by it will, and it shall, in carrying out its obligations hereunder, comply with all legal requirements. Kite shall notify Cabaret within […***…] after Kite becomes aware of the First Commercial Sale of a Licensed Product in each country. Kite shall have the right to perform all such obligations on its own behalf, or through an Affiliate, Sublicensee or contractor (which shall constitute performance by Kite hereunder).

7.2            Records.  Kite shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Products.

7.3            Reports.  Within […***…] following the end of each June and December during the term of this Agreement, Kite shall prepare and deliver to Cabaret a written summary report which shall describe (a) the research performed to date employing the Licensed IP Rights, (b) the progress of the development, and testing of Licensed Products in clinical trials, and (c) the status of obtaining regulatory approvals to market and its commercialization activities for Licensed Products. Kite promptly shall notify Cabaret upon the initiation of any formal investigation, review or inquiry of Kite by regulatory authorities or governmental authorities concerning (i) non-clinical or clinical research relating to a Licensed Product; or (ii) the distribution, promotion or sale of a Licensed Product.

8.              CONFIDENTIALITY

8.1            Confidential Information.  During the term of this Agreement, and for a period of […***…] following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in

***Confidential Treatment Requested

confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2            Terms of this Agreement.  Cabaret and Dr. Eshhar and Kite shall not disclose any terms or conditions of this Agreement, including without limitation, the existence and details of this Agreement and any other agreements disclosed related to this Agreement, the persons and entities involved in the deal contemplated under this agreement and the person and entities signing this Agreement, to any Third Party without the prior consent of the other party; provided, however, that without such consent, (a) Cabaret may disclose this Agreement to its Licensors (subject to the same confidentiality obligations as set forth in this Section 8.2), and (b) Kite shall have the right to make press releases and other public disclosures relating to this Agreement provided that Kite shall obtain Dr. Eshhar’s pre-approval for use of Dr. Eshhar’s name, and shall not disclose the financial terms of this Agreement.

8.3            Permitted Disclosures.  The confidentiality obligations contained in this Section 8 shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Kite may disclose information to any Person with whom Kite has, or is proposing to enter into, a business relationship (including without limitation an investment in Kite, license, collaboration or other commercial agreement), as long as such Person has entered into a confidentiality agreement with Kite.

8.4            Publications.  Notwithstanding anything herein to the contrary, Dr. Eshhar shall have the right to publish articles relating to the Licensed IP in scientific publications or posters or to give lectures or seminars to third parties relating to the Licensed IP, provided that, to the extent that the information to be disclosed is not in the public domain, publication thereof as aforesaid shall not take place unless the text thereof has been submitted to Kite at least […***…] prior to intended date of submission of the article for publication, so as to give Kite a reasonable opportunity (a) to check for Confidential Information of Kite, which upon request by Kite, Dr. Eshhar shall remove

***Confidential Treatment Requested

prior to submission for publication or presentation, and (b) to check patentability of the information and to request the filing of a patent application relating to the subject matter of the publication or presentation.

9.              PATENTS

9.1            Patent Prosecution and Maintenance.

9.1.1     Kite shall, at its sole cost, be responsible for all the preparation, filing, prosecution and maintenance after the Effective Date of the Licensed Patent Rights listed under the heading Eshhar patents listed on Exhibit A or related thereto (the “Eshhar Patent Rights”). Kite shall give Cabaret an opportunity to review and comment on the text of each patent application subject to this Section 9.1.1 before filing, and shall supply Cabaret with a copy of such patent application as filed, together with notice of its filing date and serial number. Cabaret shall, at Kite’s expense, cooperate with Kite, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1.1. If Kite, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application subject to this Section 9.1.1, then Kite shall notify Cabaret in writing thereof and following the date of such notice (a) Cabaret shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Kite thereafter shall have no license under this Agreement to such patent or patent application.

9.1.2     To the extent Cabaret is permitted to grant such rights to Kite, Kite shall have all rights of Cabaret regarding the preparation, filing, prosecution and maintenance after the Effective Date of all patents and patent applications within the Licensed Patent Rights other than the Eshhar Patent Rights.

9.2            Notification of Infringement.  Each party shall notify the other party of any substantial infringement known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

9.3            Enforcement of Patent Rights.  Kite, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, and shall consider, in good faith, the interests of Cabaret in so doing. Kite shall bring any such enforcement action in Kite’s own name; provided, however, if necessary for standing purposes only, (a) Kite shall have, subject to Cabaret prior consent which shall not be unreasonably withheld, delayed for more than […***…] after written request by Kite, or conditioned, the right to bring such action in the name of

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Cabaret (all costs to be borne by Kite) if Cabaret is the party with legal standing, and (b) Cabaret shall make all reasonable efforts to enable Kite to bring such enforcement action in the name of any Licensor that is the party with legal standing. If Kite does not, within […***…] of receipt of notice from Cabaret, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party, Cabaret shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within […***…] after receipt of notice of Cabaret’s intent to file such suit, Kite shall have the right to jointly prosecute such suit and to fund up to […***…] the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Kite and Cabaret; and (b) second, (i) if Cabaret is the controlling party in such action, any remaining recovery shall be divided equally between Kite and Cabaret, or (ii) if the controlling party is Kite, any remaining recovery shall be divided between Kite and Cabaret in shares that reflect the damages incurred by each party to reflect the applicable royalty to Cabaret hereunder for lost sales, and the lost profits (net of such royalties) to Kite for lost sales , provided that in any case the amount paid to Cabaret shall not be less than the applicable royalty rate if such recovery was received as Net Sales.

9.4            Cooperation.  In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.            TERMINATION

10.1         Expiration.  Subject to this Section 10 below, this Agreement shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, on the date on which Kite, its Affiliates and sublicensees permanently cease to research, develop, sell and commercialize the Licensed Product in such country (the “Term”).

10.2         Termination for Convenience.  Kite may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Cabaret and Dr. Eshhar.

10.3         Termination for Cause.  Except as otherwise provided in Section 12, each party may terminate this Agreement upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within sixty (60) days (or such longer period as such party may reasonably agree if said breach is incapable of cure within such sixty (60) days) after receipt of express written notice thereof by such party.

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10.4         Insolvency.  This Agreement may be terminated by Cabaret in the event of an Insolvency Event occurring in relation to Kite, by giving a notice of termination to Kite. The termination shall take effect upon delivery of the notice of termination by Cabaret. “Insolvency Event” shall mean that, with respect to Kite, any of the following occurs: (i) Kite makes any arrangement or composition with or any assignment for the benefit of its creditors generally; (ii) a petition is presented that is not dismissed within 120 days or a court order is made or a resolution is passed for the winding up of Kite or for the making of an administration order or for the appointment of a provisional liquidator or a judicial factor or similar officer in relation to Kite; (iii) an encumbrancer takes possession of or a trustee, receiver, liquidator, provisional liquidator, administrator, manager ad interim, administrative receiver, judicial factor or similar officer is appointed, in each case for all or substantially all of Kite’s intellectual property rights and such appointment materially prejudices Cabaret’s rights under this Agreement; or (iv) Kite does, or suffers to be done in relation to it, any analogous action or proceeding in any jurisdiction anywhere in the world (including without limitation any actions or proceedings relating to bankruptcy law of any nature in the United States of America).

10.5         Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 5.2, 8, 10.5, 10.6, 11 and 13 shall survive the expiration or termination of this Agreement. Upon any termination of this Agreement, all licenses granted herein shall terminate, nevertheless, Cabaret shall grant a direct license to any Sublicensee of Kite hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such Sublicensee than the terms and conditions of this Agreement, provided that such Sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

10.6         Termination Fee.  In the event that Kite terminates this Agreement termination for convenience under Section 10.2 prior to the third (3rd) anniversary of the Effective Date, Kite shall pay to Cabaret a termination fee in an amount equal to US$500,000 within thirty (30) days of such termination.

11.            INDEMNIFICATION

11.1         Indemnification.  Kite shall defend, indemnify and hold Dr. Eshhar, Cabaret, its Affiliates, and each of their respective directors, officers, employees, and agents, and if applicable Yeda, NIH, BioSante and the Regents and sponsors of the research conducted under the UCSF IIA, harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding to the extent resulting from (a) any breach of this Agreement by Kite or its Sublicensees, (b) the gross negligence or willful misconduct of Kite or its Sublicensees in the performance of its obligations under this Agreement, or (c) the Manufacture, development, use or sale of Licensed Products by Kite or its Sublicensees under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Cabaret or Dr. Eshhar or the breach of this Agreement by Dr. Eshhar or Cabaret.

11.2         Procedure.  Dr. Eshhar or Cabaret as applicable, promptly shall notify Kite of any liability or action in respect of which Dr. Eshhar or Cabaret intends to claim such indemnification, and Kite shall assume the defense thereof with counsel selected by Kite. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Kite, which consent shall not be withheld unreasonably. The failure to deliver notice to Kite within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Kite of any liability to Dr. Eshhar and Cabaret under this Section 11, but the omission so to deliver notice to Kite will not relieve it of any liability that it may have to Dr. Eshhar or Cabaret otherwise than under this Section 11. Dr. Eshhar and Cabaret under this Section 11, its employees and agents, shall cooperate fully with Kite, at Kite’s expense, and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

11.3         Insurance.  Kite shall maintain product liability insurance with respect to the research, development, manufacture and sales of Licensed Products by Kite in such amount as Kite customarily maintains with respect to the research, development, manufacture and sales of its similar products. Kite shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Licensed Products, and thereafter for so long as Kite customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

12.            FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

13.            MISCELLANEOUS

13.1         Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Dr. Eshhar:	Dr. Zelig Eshhar
Department of Immunology
Weizmann Institute
Rehovot POB. 26
Israel 76100

If to Cabaret:	Cabaret Biotech Ltd, 14 Marva St., Rehovot 7630950, Israel

with a copy to:	Browdy and Neimark, PLLC
1625 K Street, NW
Suite 1100 Washington, DC 20006
Attention: Roger L. Browdy

If to Kite:	Kite Pharma, Inc. 10924 Le Conte Avenue
Los Angeles, California 90024, USA
Attention: President

with a copy to:	Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, California 92130, USA
Attention: Mark R. Wicker

13.2         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

13.3         Arbitration.  Any dispute, controversy or claim initiated by either party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide Third Party action or proceeding filed or instituted against a party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other party. Any such arbitration shall be conducted in the English language under the International Dispute Resolution Procedures and Arbitration Rules of the American Arbitration Association (the “Rules”) by a panel of three (3) arbitrators appointed in accordance with such Rules. Any such arbitration shall be held in Los Angeles, California. The method and manner of discovery in any such arbitration proceedings shall be governed by the Rules. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including attorneys’ fees and expenses of the parties) in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder. Notwithstanding the above, either Party may bring an action for an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement.

13.4         Assignment.  Kite shall not assign its rights or obligations under this Agreement without the prior written consent of Cabaret; provided, however, that Kite may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business or in the event of its merger, consolidation, change in control or similar transaction. Each party shall give the other party prompt written notice of any permitted assignment of this Agreement, and any permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.4 shall be null, void and of no legal effect.

13.5         Waivers and Amendments.  No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

13.6         Entire Agreement.  This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

13.7         Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the teens of this Agreement in any other jurisdiction.

13.8         Waiver.  The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.9          Further Assurance.  Each party shall reasonably cooperate, execute such further documents and instruments and take such further actions, as necessary or appropriate to effectuate transactions contemplated by this Agreement.

13.10        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

CABARET BIOTECH LTD.

By:	/s/ Zelig Eshhar

Title:

/s/ Zelig Eshhar
Dr. ZELIG ESHHAR

KITE PHARMA, INC.

By:	/s/ Arie Belldegrun, M.D.

Title:	Chairman

EXHIBIT A

LICENSED PATENT RIGHTS

Eshhar patents:

US 5,906,936, issued May 25, 1999

US 7,741,465, Eshhar et al, issued June 22, 2010.

Eshhar-NIH patent:

US 8,211,422, Eshhar et al, issued July 3, 2012

Eshhar-NIH pending application:

[…***…]

Patents included with the Eshhar/Regents of University of California/Biosante agreement:

US 6,319,494, Capon et al, issued November 20, 2001

US 5,712,149, Roberts, issued January 27, 1998

US 5,741,899, Capon et al, issued April 21, 1998

US 6,077,947, Capon et al, issued June 20, 2000

US 5,843,728, Seed et al, issued December 1, 1998

US 5,851,828, Seed et al, issued December 22, 1998

US 5,912,170, Seed et al, issued June 15, 1999

US 6,004,811, Seed et al, issued December 21, 1999

***Confidential Treatment Requested